UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

_________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 12, 2013

J. C. PENNEY COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation )	1-15274 (Commission File No.)	26-0037077 (IRS Employer Identification No.)

6501 Legacy Drive Plano, Texas (Address of principal executive offices)	75024-3698 (Zip code)

                      Registrant's telephone number, including area code:  (972) 431-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of
  Certain Officers; Compensatory Arrangements of Certain Officers.

(a)           Effective on August 12, 2013, William Ackman resigned from the Board of Directors of J. C. Penney Company, Inc. (the “Company”).  Mr. Ackman was the Chair of the Finance and Planning Committee and a member of the Human Resources and Compensation Committee and the Committee of the Whole.  Mr. Ackman’s resignation was the result of a disagreement with decisions made by the Board of Directors related to the timing and process surrounding the CEO search.

(d)           Effective on August 12, 2013, the Board of Directors of the Company elected Ronald Tysoe as a member of the Board of Directors.  There are no arrangements or understandings between Mr. Tysoe and any other person pursuant to which he was elected as a director.  Mr. Tysoe was also appointed to the Committee of the Whole, the Finance and Planning Committee and the Human Resources and Compensation Committee of the Board of Directors.

In connection with his election to the Board, and pursuant to the terms of the Company’s 2012 Long-Term Incentive Plan, Mr. Tysoe will be granted an award of restricted stock units having a market value of $120,405 on August 15, 2013.  This award represents a pro-rata amount of the current annual equity award to non-associate directors based on the effective date of Mr. Tysoe’s election.

A copy of the press release announcing the above changes to the Board of Directors is filed under this report as Exhibit 99.1 and incorporated herein by reference.

Item 9.01            Financial Statements and Exhibits.

(d)           Exhibit 99.1           J. C. Penney Company, Inc. News Release issued August 13, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

J. C. PENNEY COMPANY, INC.

By   /s/ Janet Dhillon
      Janet Dhillon
Executive Vice President,
General Counsel and Secretary

Date:  August 13, 2013

EXHIBIT INDEX

Exhibit Number                                 Description

99.1                                                   J. C. Penney Company, Inc. News Release issued August 13, 2013